CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 23, 2008 relating to AllianceBernstein Municipal Income Fund, Inc. (comprising of the National, California, New York, Insured National and Insured California Portfolios) for the fiscal year ended October 31, 2008 which is incorporated by reference in this Post Effective Amendment No. 40 Registration Statement (Form N-1A No. 811-04791) of AllianceBernstein Municipal Income Fund, Inc.




                                                ERNST & YOUNG LLP



New York, New York
January 27, 2009